Exhibit 99.3

Israel Acquisitions Corp Announces Closing of Initial Public Offering

Bee Cave, Texas, Jan. 18, 2023 (GLOBE NEWSWIRE) — Israel Acquisitions Corp (the “Company”) today announced the closing of its initial public offering of 14,375,000 units at a price of $10.00 per unit. Each unit consists of one Class A ordinary share and one redeemable warrant, with each warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants will be exercisable. As previously announced, the underwriters exercised their over-allotment option in full for an additional 1,875,000 units. As a result, the aggregate gross proceeds of the offering, including the over-allotment, are $143,750,000, prior to deducting underwriting discounts, commissions and other offering expenses.

The Company’s units began trading on the The Nasdaq Stock Market LLC (“Nasdaq”) on January 13, 2023 under the ticker symbol “ISRLU.” Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq under the symbols “ISRL” and “ISRLW,” respectively.

BTIG, LLC acted as the sole book-running manager for the offering. Exos Securities LLC and JonesTrading Institutional Services LLC acted as co-managers for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by e-mail at ProspectusDelivery@btig.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 12, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Israel Acquisitions Corp

Israel Acquisitions Corp is a Cayman Islands exempted company incorporated as a blank-check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company intends to focus on high-growth technology companies that are domiciled in Israel, and that either carry out all or a substantial portion of their activities in Israel or have some other significant Israeli connection. The management team is led by Chairman, Izhar Shay, Chief Executive Officer, Ziv Elul, and Chief Financial Officer, Sharon Barzik Cohen.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Alex Greystoke
alex@israelspac.com
800-508-1531

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